                             SETTLEMENT AGREEMENT

      THIS AGREEMENT is made this ____ day of January, 1997, by and among PRISON HEALTH SERVICES, INC., ("PHS") and THE GEORGIA DEPARTMENT OF CORRECTIONS (the "GDC") and THE GEORGIA DEPARTMENT OF ADMINISTRATIVE SERVICES ("DOAS") (collectively the "Department").

      WHEREAS, on February 2, 1995, the DOAS, acting on behalf of the GDC, issued Invitation to Bid 467-019-953427 (the "ITB") requesting bids for the provision of comprehensive medical services to Georgia's prison population; and

      WHEREAS, the Department selected PHS's bid; and

      WHEREAS, on October 1, 1995, PHS and the Department (the "Parties") entered into a contract for PHS to provide comprehensive medical services for a term to expire on June 30, 1996, with an option to renew for four (4) successive one-year terms (the "Agreement"); and

      WHEREAS, on June 26, 1996, the parties agreed to extend the term of the Agreement through June 30, 1997; and

      WHEREAS, on October 15, 1996, the GDC informed PHS that it was exercising its right not to renew the Agreement and to allow it to expire as of midnight on June 30, 1997 because it desired to enter into an inter-governmental relationship with the Medical College of Georgia ("MCG") beginning July 1, 1997; and

      WHEREAS, a number of disputes have arisen based on the parties' differing interpretations of the Agreement and the extension thereof; and

      WHEREAS, the parties desire to settle and resolve all outstanding disputes and claims.

      NOW, THEREFORE, the parties agree as follows:

      1. Liquidated Damages, Penalties, and Fines. In consideration of PHS's payment of $300,000.00, receipt and sufficiency of which is acknowledged, and the Department's retention of amounts previously withheld for liquidated damages, penalties, and fines, the Department releases PHS from any further past or future liability for liquidated damages, penalties, and fines under the Agreement, PHS's bid, or the ITB. Compromise and settlement of this issue shall not be deemed an admission of liability and PHS expressly denies any liability whatsoever for liquidated damages, penalties, and fines.

      2. Performance Bond. The Department agrees to release the $30,000,000.00 performance bond PHS was required to obtain and maintain under the Agreement immediately upon termination of the Agreement for any reason and, under any circumstances, no later than July 1, 1997. Nothing in this Settlement Agreement shall be construed to waive the Department's rights in the performance bond prior to the termination of the Agreement or July 1, 1997, whichever first occurs.

      3. Non-competition Provisions. PHS agrees to waive any and all non-competition and non-solicitation provisions in any and all agreements or contracts PHS had, has, or might have in the future with any health care provider for services PHS is required to provide under the Agreement, including but not limited to the Physician Independent Contractor Agreement between it and MCG dated October 25, 1995.

      4. HIV Protocol. The Department agrees to reimburse PHS for any and all actual and reasonable costs PHS incurs in providing viral load testing, crixivan, and dual drug or poly-drug therapy (to the extent that the cost of providing dual drug or poly-drug therapy exceeds the cost of providing AZT alone within the parameters of the catastrophic limits of the Agreement as amended by this Settlement Agreement). Absent the prior written approval and agreement as to reimbursement from the Department, PHS shall not be required to provide any such therapy or testing and the Department shall not be required to reimburse any amount associated with such therapy or testing to the extent the provision of such therapy or testing brings the total cost of the amount to be reimbursed under this paragraph above $2,000,000.00.

      5. MIS Equipment. The Department agrees to pay a sum equal to the unamortized cost of the "MIS Hardware and Software Development Costs" as described in the inventory and schedule attached as Exhibit A immediately upon termination of the Agreement for any reason and, under any circumstances, no later than July 15, 1997. The sum will be determined by reference to the schedule of "Georgia MIS Assets" attached as Exhibit B. PHS agrees to convey title and ownership of the MIS system and all related equipment and to convey whatever and whichever transferable rights it might have in any warranties relating to the MIS system and all related equipment and the Department agrees to take same "As Is" and hereby releases PHS for any liability related to MIS services and equipment to be provided by PHS under the Agreement. PHS further agrees that the Department shall have a non-exclusive, royalty-free software license to be valid in perpetuity. PHS shall use its best efforts for the duration of the Agreement to provide such MIS services and equipment although PHS shall not purchase any additional MIS equipment, software, or development services without prior written approval and agreement as to reimbursement from the Department.

      6. ASMP Sundown Bed Count. The Department agrees to reimburse PHS $209,191.00, which is equal to the amount that PHS has been denied through September 1996 because it was prohibited from using four (4) beds at ASMP. The Department agrees that for the duration of the Agreement (starting as of October 1, 1996), PHS shall be credited for those four beds and will be credited for additional beds that are in rooms that do not have functioning locks or toilets or that PHS is not permitted to use for any other reason. Effective as of October 1996 all sundown counts at ASMP will be made on the last day of the month.

      7. "Mental Health Hospitalization". The Department agrees to reimburse PHS $165,000.00 which represents PHS's mental health hospitalization costs through October 31, 1996. The parties agree that for the duration of the Agreement (starting as of November 1, 1996), the Department will be responsible for all costs of inpatient hospitalizations relating to patients who are listed on the mental health case load or who are later placed on the mental health case load to the extent that the costs of such hospitalization are associated with the condition(s) for which the patient was placed on or remained on the mental health case load. This provision is intended to clarify the responsibilities of the parties under Paragraph III(B)(7) of the ITB, titled "Mental Health Services." Absent the prior written approval and agreement as to reimbursement from the Department, PHS shall not be required to pay for any mental health hospitalizations and the Department shall not be required to reimburse any amount associated with such mental health hospitalizations to the extent that the related total cost of the amount to be reimbursed under this paragraph (not including the above initial $165,000.00) exceeds $500,000.00.

      8. Transition and Diversion Centers. The Department acknowledges that it is impractical for it to provide the names and current status of all maintenance workers and other residents at all transition and diversion centers or to verify that all invoices submitted to PHS for payment are beyond the subject resident's ability to pay as is required under the Agreement and therefore agrees to reimburse PHS for all actual and reasonable costs associated with health care services already provided or that PHS provides during the duration of the Agreement to maintenance workers and other residents of transition and diversion centers less any amounts already paid to PHS under the Agreement relating to the provision of such services. Absent the prior written approval and agreement as to reimbursement from the Department, PHS shall not be required to provide any such health care services and the Department shall not be required to reimburse any amount associated with such health care services to the extent the provision of such health care services brings the total cost of the amount to be reimbursed under this paragraph above $1,000,000.00.

      9. Catastrophic Care. With regard to the allocation of costs to be borne by the parties in connection with certain defined catastrophic costs as set forth in Paragraph VII(A) at page 34 of the ITB, PHS, effective as to cases commencing from the date hereof, agrees to increase the cap on the range for which it will pay 25% of individual prisoner care from $99,000.00 to $199,999.00, and the Department will pay 100% of such individual prisoner care exceeding $199,999.00.

      10. Transition. PHS agrees to cooperate with the Department and MCG (including allowing MCG to immediately begin recruiting and hiring employees for newly-opened or vacant positions and to extend offers of employment to PHS employees with the understanding that employment of PHS employees shall not commence until after the termination of the Agreement) as MCG assumes many of the duties and responsibilities that PHS had been performing under the Agreement. PHS further agrees that it will deliver within five business days of this Agreement a listing of all PHS staff employed under the Agreement by facility with corresponding salary and benefit structure, copies of all agreements or contracts PHS has with any health care provider for services PHS has agreed to provide under the Agreement, and a listing by facility of all computer equipment utilized under the Agreement. PHS agrees to use its best efforts to continue to fill necessary staffing positions.

      11. Physical Exams. PHS agrees to provide up to 575 Cardiovascular Risk Screening examinations to GDC employees who are Rehabilitation Training Instructor Course ("RTIC") candidates.

      12. Reduction of Staff. The parties agree to work together regarding reductions in necessary staff resulting from GDC's new policy requiring inmates to make "co-payments" for sick call, provided that the GDC shall have final approval of any such reduction in staff.

      13. Indemnity. PHS agrees to release the Department, and its officers and employees, from any loss or liability that PHS may suffer arising out of the execution, defense, or performance of this Settlement Agreement or the Department's decision not to renew the Agreement or to enter into a relationship with MCG. PHS agrees to indemnify the Department, and its officers and employees, for any loss or liability incurred arising out of the execution, defense, or performance of this Settlement Agreement. The Department, and its officers and employees, agree that PHS's obligation to indemnify under this paragraph is limited to the amount of actual monetary damages finally awarded by a judge or jury to CMS following a trial on the merits and for which all appeals have been finally resolved or the time to file an appeal has expired and does not include legal fees, costs, or expenses nor any amount the Department, or any of its officers and employees, may agree to pay in settlement of any claims. The

Department agrees that PHS will have the right to advise in the defense of any claim or to intervene as a defendant and that if the Department abandons or waives any right to appeal without the express written agreement of PHS then this indemnity shall not be of any force or effect. The Department also agrees that PHS's obligation to indemnify it under this Agreement is limited to damages awarded as a proximate cause or result of the Department's decision to enter into this Settlement Agreement, and does not include damages awarded as a proximate cause or result of the Department's decisions to award the contract to PHS, to enter into the Agreement and the extension thereof, or to enter into a new agreement with MCG without submitting the new contract to competitive bidding. The Department, and its officers and employees further agree that PHS's obligation to indemnify under this Settlement Agreement does not include any amounts awarded based on claims of fraud, collusion, or intentional or negligent misrepresentation on the part of the Department or its officers and employees. The indemnity provided for in this paragraph is in addition to and is not intended to replace any indemnity provided for under the Agreement.

      14. No Admission. The parties agree that this "Settlement Agreement" does not constitute an admission by any party of any liability and acknowledge that both parties contend they have fully complied with their obligations under the Agreement.

      15. Miscellaneous Provisions. This Settlement Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia.

      This Settlement Agreement represents the sole and entire agreement between the parties solely with respect to these disputes and supersedes any and all prior agreements, negotiations, and discussions between the parties and/or their respective counsel with respect to the subject matters covered in this Settlement Agreement. The parties acknowledge, however, that except as expressly modified herein, the terms of the Agreement shall continue in full force and effect.

      If one or more paragraph(s) of this Settlement Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Settlement Agreement, which shall remain in full force and effect.

      This Settlement Agreement may not be modified orally but only by a writing signed by all parties to this Settlement Agreement.

      This Settlement Agreement shall be binding on the Parties, their successors, and assigns.

                               PRISON HEALTH SERVICES, INC.

                               By: __________________________________

                               Title: _________________________________

                               THE GEORGIA DEPARTMENT OF CORRECTIONS

                               By: __________________________________

                               Title: _________________________________

                               THE GEORGIA DEPARTMENT OF

                               ADMINISTRATIVE SERVICES

                               By: __________________________________

                               Title: _________________________________